Exhibit 99.1

MarkWest Energy Partners, L.P.	Contact:	Frank Semple, President and CEO
155 Inverness Drive West, Suite 200		Andy Schroeder, VP of Finance/Treasurer
Englewood, CO 80112-5000	Phone:	(303) 290-8700
(800) 730-8388	E-mail:	investorrelations@markwest.com
(303) 290-8700	Website:	www.markwest.com
(303) 290-8769 Fax

MarkWest Energy Partners, L.P., Reports 2005 First Quarter Results,

Announces Expanded Capital Expenditure Program

DENVER—June 23, 2005—MarkWest Energy Partners, L.P. (AMEX: MWE) today reported net income of $4.3 million for the three months ended March 31, 2005, or $0.41 per diluted limited partner unit, compared to restated net income of $2.2 million, or $0.32 per diluted limited partner unit, for the first quarter of 2004.

The Partnership previously announced that its financial statements for the years 2002 and 2003 and the first three quarters of 2003 and 2004 would be restated to reflect compensation expense allocated to it from the Partnership’s parent company, MarkWest Hydrocarbon, Inc., for the sale of subordinated Partnership units and interests in the Partnership’s general partner to certain of their employees and directors (“Participation Plan”). The compensation expense affects reported earnings for these periods; however, the charge is entirely allocated to the general partner and does not affect net income attributable to the limited partners.  Additionally, it is a non-cash item that did not affect management’s determination of the Partnership’s distributable cash flow for any period.  The Partnership has recorded certain other adjustments to correct other errors in the financial statements for the first three quarters of 2004, including adjustments to accruals for revenue and purchased product costs, adjustments for costs improperly capitalized as property, plant and equipment, adjustments to record capitalized interest on major construction projects in-process, adjustments to record as a financing lease a lease agreement previously entered into by an acquired business and adjustments to accrued property taxes.  Other less significant adjustments and reclassifications were identified and recorded in conjunction with the restatement process.  For the three months ended March 31, 2004, the restatement adjustments reduced net income by $0.4 million from $2.6 million to $2.2 million.

On April 27, 2005, the board of directors of the general partner of MarkWest Energy Partners, L.P., declared the Partnership’s quarterly cash distribution of $0.80 per unit for the first quarter of 2005. This distribution represents an increase of $0.02 per unit, or 3%, over the previous quarterly distribution. The first quarter distribution, totaling $9.8 million, was paid May 16, 2005, to unitholders of record on May 10, 2005.

As a Master Limited Partnership, cash distributions to limited partners are largely determined based on Distributable Cash Flow (DCF). For the three months ended March 31, 2005, DCF was $12.3 million, compared to $6.0 million for the three months ended March 31,

2004.  A reconciliation of DCF to our most directly comparable GAAP financial measure, net income, is provided at the end of this press release.

The improvement in first quarter results compared to 2004 was primarily attributed to:

•      The addition of our East Texas assets.  We did not own these assets until the third quarter of 2004.

•      Improved gathering volumes on our Appleby and Western Oklahoma systems compared to the prior year.

•      Improved processing margins relative to the prior year.

•      Higher NGL and gas prices on our equity gallons and volumes.

These positive factors were offset to some extent by:

•      Expenses incurred in our testing and repair program on the Appalachian Pipeline System (ALPS) as well as additional trucking costs for moving product while the line is out of service.

•      Reduced throughput volumes on our systems in Michigan.

•      Increased SG&A expense related to ongoing audit and compliance requirements.

•      Higher interest expense related to increased borrowing to fund acquisitions.

The ALPS expenses mentioned above will continue into the second and third quarter as we test and repair additional segments of the pipeline.

First quarter results also include an approximate $1.0 million non-cash charge associated with the compensation expense from the Participation Plan mentioned above.  This represents an $0.8 million increase over the first quarter of 2004.

The Partnership has also increased its capital expenditure budget for 2005 to approximately $75 million to fund organic growth opportunities, primarily in our Southwest business unit.  A table has been included at the end of this press release providing additional details.  The organic growth opportunities include additional expansions of our Foss Lake system in Oklahoma, and our Appleby and East Texas systems.  These expansions are designed to support either new or existing gathering and/or processing contracts.  All of these projects offer high return, low risk additions in key growth areas and should allow us to be even more competitive for future business.

“New gas well completions in our East Texas and Western Oklahoma operating areas have surpassed our initial expectations for 2005 and we continue to see strong drilling plans from most of our producer clients,” said Frank Semple, President and CEO.  He added, “This $75 million of organic growth projects coupled with our recent $42 million acquisition of a 50% interest in the Starfish offshore pipeline system gives us over $117 million of new growth capital either planned or deployed so far this year.  We also continue to evaluate several new acquisition and additional organic growth opportunities that could add to this total as the year progresses.”

Commenting on the first quarter, Mr. Semple went on to say, “Our first quarter financial results reflect the continued strong performance of our core assets. Net income and distributable cash flow nearly doubled compared to the same period last year.  The resolution of our accounting and financial reporting issues have been a huge priority during the past several months, however, the end result is a stronger set of processes and capabilities to support our future growth.  I am extremely pleased with the performance of our recent acquisitions, particularly the opportunities they are providing for high return internal expansion projects and I am very confident in our ability to continue to deliver strong results for our unitholders.”

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MarkWest Energy Partners L.P. is a publicly traded master limited partnership with a solid core of midstream assets and growing core of gas and crude oil transmission assets. We are the largest processor of natural gas in the Northeast, processing gas from the Appalachian basin and from Michigan. Our Northeast assets include natural gas processing facilities, liquids fractionation, natural gas and crude oil transportation and natural gas liquids storage facilities. We also have a growing asset base of gas gathering and intrastate gas transmission assets in the Southwest [Texas and Oklahoma].

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect our operations, financial performance and other factors as discussed in our filings with the Securities and Exchange Commission. Among the factors that could cause results to differ materially are those risks discussed in our Form S-1, as amended, and our Annual Report on Form 10-K for the current year, as filed with the SEC.

MarkWest Energy Partners, L.P.

Financial Statistics

(in thousands of dollars, except per unit amounts)

	Three Months Ended March 31, 2005	Three Months Ended March 31, 2004
		(as restated)
Statement of Operations Data
Revenues	$89,637	$63,825

Operating expenses:
Purchased product costs	60,785	47,853
Facility expenses	9,331	6,290
Selling, general and administrative expenses	4,639	2,898
Depreciation, amortization and accretion	6,431	3,179
Total operating expenses	81,186	60,220

Income from operations
	8,451	3,605
Other income (expense):
Interest income	67	7
Interest expense	(3,674)	(1,129)
Amortization of deferred financing costs	(475)	(308)
Miscellaneous income	(104)	(14)

Net income	$4,265	$2,161

General partner’s interest in net income	$(81)	$(1)
Limited partners’ interest in net income	$4,346	$2,162
Basic net income per limited partner unit	$0.41	$0.32
Diluted net income per limited partner unit	$0.41	$0.32
Weighted average units outstanding:
Basic	10,642	6,777
Diluted	10,673	6,806

Cash Flow Data
Net cash flow provided by (used in):
Operating activities	$17,522	$5,385
Investing activities	$(57,556)	$(1,356)
Financing activities	$30,955	$(1,566)

Other Financial Data
Distributable cash flow	$12,327	$6,031

	March 31, 2005	December 31, 2004
Balance Sheet Data
Working capital (deficiency)	$(3,380)	$10,547
Total assets	$557,828	$529,422
Total debt	$265,000	$225,000
Partners’ capital	$237,342	$241,142
Total debt to total book capitalization	53%	48%

MarkWest Energy Partners, L.P.

Operating Statistics

	Three Months Ended March 31,
	2005	2004

Operating Data:
Southwest:
East Texas (1)
Gathering system throughput (Mcf/d)	287,000	NA
NGL product sales (gallons)	27,612,000	NA

Oklahoma
Foss Lake gathering system throughput (Mcf/d) (2)	67,000	55,000
Arapaho NGL product sales (gallons) (3)	15,217,000	10,459,000

Other Southwest
Appleby gathering system throughput (Mcf/d) (4)	28,000	24,000
Other gathering systems throughput (Mcf/d) (4)	17,000	18,000
Lateral throughput volumes (Mcf/d) (5)	52,000	61,000

Appalachia:
Natural gas processed for a fee (Mcf/d) (6)	210,000	207,000
NGLs fractionated for a fee (Gal/day)	462,000	462,000
NGL product sales (gallons)	10,765,000	10,926,000

Michigan:
Natural gas processed for a fee (Mcf/d)	6,900	13,900
NGL product sales (Mcf/d)	1,563,000	2,714,000
Crude oil transported for a fee (Bbl/d) (7)	14,100	14,600

(1)  We acquired our East Texas System in late July 2004.  Volumes are for the period of time we owned the facility during 2004.

(2)  We acquired our Foss Lake gathering system in December 2003.

(3)  We acquired our Arapaho processing plant in December 2003.

(4)  We acquired our Pinnacle gathering systems in late March 2003.

(5)  We acquired our Lubbock pipeline (a/k/a the Power-tex Lateral Pipeline) in September 2003 and our Hobbs lateral pipeline in April 2004.  The Lubbock and Hobbs pipelines are the only laterals we own that produce revenue on a per-unit-of-throughput basis.  We receive a flat fee from our other lateral pipelines and, consequently, the throughput data from these lateral pipelines is excluded from this statistic.

(6)  Includes throughput from our Kenova, Cobb, and Boldman processing plants.

(7)  We acquired our Michigan Crude Pipeline in December 2003.

MarkWest Energy Partners, L.P.

Segment Operating Income and Reconciliation to Net Income

(in thousands of dollars)

	East Texas	Oklahoma	Other Southwest	Appalachia	Michigan	Total
Three months ended March 31, 2005
Revenue	$14,727	$37,257	$18,155	$16,343	$3,155	$89,637

Segment operating expenses:
Purchased product costs	3,597	32,476	14,726	9,253	733	60,785
Facility expenses	2,335	927	1,008	3,756	1,305	9,331
Depreciation, amortization and accretion	3,081	526	852	817	1,155	6,431
Total segment operating expenses	9,013	33,929	16,586	13,826	3,193	76,547

Segment operating income (loss)	$5,714	$3,328	$1,569	$2,517	$(38)	$13,090

Three Months Ended March 31, 2004
Revenue	$—	$28,718	$16,516	$14,673	$3,918	$63,825

Segment operating expenses:
Purchased product costs	—	26,820	12,989	7,127	917	47,853
Facility expenses	—	809	994	2,903	1,584	6,290
Depreciation and amortization	—	492	769	858	1,060	3,179
Total segment operating expenses	—	28,121	14,752	10,888	3,561	57,322

Segment operating income	$—	$597	$1,764	$3,785	$357	$6,503

					Three Months Ended March 31, 2005	Three Months Ended March 31, 2004
Reconciliation of Segment Operating Income to Net Income

Total segment operating income					$13,090	$6,503
Selling, general and administrative expenses					(4,639)	(2,898)
Income from operations					8,451	3,605
Interest income					67	7
Interest expense					(3,674)	(1,129)
Amortization of deferred financing costs					(475)	(308)
Miscellaneous expense					(104)	(14)
Net income					$4,265	$2,161

MarkWest Energy Partners, L.P.

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures

(in thousands)

	Three Months Ended March 31, 2005	Three Months Ended March 31, 2004

Net income	$4,265	$2,161
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	6,431	3,179
Amortization of deferred financing costs	475	308
Non-cash compensation expense	1,236	599
Other	(65)	(19)
Cash flow from operations prior to changes in working capital	12,342	6,228
Plus:
Third party costs incurred as part of credit facility amendments(a)	—	—
Less:
Sustaining capital expenditures	(15)	(197)
Distributable cash flow (b)	$12,327	$6,031

Sustaining capital expenditures	$15	$197
Expansion capital expenditures	15,864	1,327
Total capital expenditures	$15,879	$1,524

(a)   Transaction costs associated with capital raising activities are not considered reductions to Distributable Cash Flow under the terms of our partnership agreement.

(b)   Distributable Cash Flow provides additional information for evaluating our ability to make the minimum quarterly distribution and is presented solely as a supplemental measure. You should not consider Distributable Cash Flow as an alternative to net income, income before taxes, cash flow from operations, or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States. Our Distributable Cash Flow may not be comparable to similarly titled measures of other entities. Additional information regarding Distributable Cash Flow is included in our current report on Form 8-K filed on May 6, 2004.

MarkWest Energy Partners, L.P.

2005 Budget Capital Expenditure Summary

(in thousands)

Location	2004 Capital Expenditure	Revised 2005 Budget	Change

Appalachia	$2,856	$2,500	$(356)
Michigan	1,452	200	(1,252)
Oklahoma	2,917	8,600	5,683
East Texas	19,343	52,200	32,857
Other Southwest	3,899	11,800	7,901
Total	$30,467	$75,300	44,833